UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 30, 2007

ETHANEX ENERGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-129810	20-5458472
(Commission File Number)	(IRS Employer Identification No.)

14500 Parallel Road, Suite A, Basehor, KS	66007
(Address of Principal Place of Executive Offices)	(Zip Code)

(913) 721-5800
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changes Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 30, 2007, in accordance with the Company’s Bylaws, the Board of Directors of Ethanex Energy, Inc. (the “Company”), appointed William A. Nitze and Robert Dowling to serve as a directors of the Company until the 2008 Annual Meeting of Stockholders, at which time they will stand for re-election.

As part of their appointment as directors, Mr. Nitze and Mr. Dowling each received an option to purchase 30,000 shares of the Company’s common stock at an exercise price of $0.40 per share, the closing price of the Company’s common stock on August 29, 2007. The options vest on August 30, 2008 and are exercisable until August 30, 2017.

Mr. Nitze will serve on the board’s Compensation Committee and will Chair the Company’s newly formed Corporate Governance and Nominating Committee.

Mr. Dowling will also serve on the board’s Corporate Governance and Nominating Committee and will Chair the Company’s newly formed Audit Committee.

Mr. Nitze and Mr. Dowling have both been determined to be “independent,” in accordance with applicable securities rules and regulations and Nasdaq Global Market listing standard. In addition, Mr. Dowling qualifies as an “audit committee financial expert” in accordance with the Nasdaq Global Market listing standard.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1       Press Release dated August 27, 2007

99.2       Press Release dated September 5, 2007

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on September 5, 2007.

ETHANEX ENERGY, INC.

/s/ David J. McKittrick
By: David J. McKittrick Its: Executive Vice President,
Chief Financial Officer